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                       SUBSCRIPTION AND PURCHASE AGREEMENT

      THIS AGREEMENT is made the 30th day of June, 1999

BETWEEN:

      BOEING CAPITAL SERVICES CORPORATION, a corporation formed under and governed by the laws of the State of Delaware

      (hereinafter called the "Purchaser")

      - and -

      RADIANT ENERGY CORPORATION, a corporation formed under and governed by the laws of Canada

      (hereinafter called the "Corporation")

WHEREAS:

A. the Purchaser wishes to subscribe for and purchase the Securities (as hereinafter defined) upon and subject to the terms and conditions set forth in this Agreement; and

B. the Corporation wishes to accept the Purchaser's subscription herein contained and to allot and issue the Securities to the Purchaser;

      NOW THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.01  Defined Terms

      The following capitalized terms used in this Agreement have the following meanings:

      "Agreement" means this subscription and purchase agreement and all schedules and instruments in amendment or confirmation of it; "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or similar subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement followed by a number means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement;

      "Business Day" means any day except a Saturday, Sunday, statutory holiday in Toronto, Ontario, or any day on which banks are not generally open for business in the United States of America;



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                                      -2-


      "Closing" means the completion on the Closing Date of the transaction of purchase and sale in respect of the Common Shares as contemplated by this Agreement;

      "Closing Date" means June 30, 1999, or such other date as agreed to by the Corporation and the Purchaser;

      "Common Shares" has the meaning specified in Section 2.01;

      "Expiry Date" means the day which is the fifth anniversary of the date on which the securities of the Corporation are listed and posted for trading on a stock exchange or quotation system located in the United States of America;

      "Incentive Options" means options to purchase common shares granted to directors, officers and employees of and consultants to the Corporation;

      "Intellectual Property" means any patent, copyright, trade name, trademark, trade secret, know-how, mask work, right of privacy, right of publicity, moral right, or any other intellectual property right, whether registered or unregistered;

      "Licenses" has the meaning specified in Section 3.04(k);

      "Necessary Intellectual Property" means with respect to any person, all Intellectual Property used in or necessary for the ordinary day-to-day conduct of its business;

      "Options" has the meaning ascribed thereto in Section 2.01;

      "Options Certificate" has the meaning ascribed thereto in Section 2.05;

      "Patent" means patent #5,417,318 issued in the United States of America on May 23, 1995 comprising 13 individual claims and describing two central concepts and innovations and their applicability for aircraft de-icing;

      "Patent Applications" means the reissue application in respect of the Patent and each of the applications to patent the technology described in the Patent in Canada, Austria, Belgium, France, Denmark, Germany, Great Britain, Ireland, Italy, Liechtenstein, the Netherlands, Sweden, Switzerland, China, Finland, Japan and Korea;

      "Permitted Encumbrances" means

      (a)   the security interests granted by the Subsidiary:

            (i) pursuant to a security agreement made May 23, 1997 in favour of CIBC Mellon Trust Company, as trustee of the 6% redeemable convertible secured debentures of the Corporation, in support of the Subsidiary's guarantee of the obligations of the Corporation under the trust indenture made May 23, 1997 between the Corporation, the Subsidiary and CIBC Mellon Trust Company, and

            (ii) pursuant to a security agreement made May 28, 1999 in favour of The Trust Company of Bank of Montreal, as trustee of the 7% redeemable convertible secured subordinated debentures of the Corporation, in support of the Subsidiary's guarantee of the obligations of the Corporation under the trust

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                                      -3-


                  indenture made May 28, 1999 between the Corporation, the Subsidiary and The Trust Company of Bank of Montreal; and

      (b) the pledge of all of the issued and outstanding shares in the capital stock of the Subsidiary by the Corporation to CIBC Mellon Trust Company (the "Pledgee") pursuant to the share pledge agreement dated as of May 22, 1997 between the Corporation and the Pledgee;

      "Products" means any product that embodies any portion of the Patent or other Intellectual Property related to the Patent, including all of the InfraTek(R) systems.

      "Purchase Price" has the meaning specified in Section 2.03;

      "Restricted Equity Securities" means any shares of the Corporation, options, warrants or rights to acquire such shares or any securities evidencing rights substantially similar thereto and excluding therefrom any Incentive Options and common shares issued pursuant to the exercise of such Incentive Options;

      "Securities" means the Common Shares and Options;

      "Securities Laws" means the securities laws, regulations and rules, and the blanket rulings and policies and written interpretations of, and multi-level or national instruments adopted by, the Ontario Securities Commission;

      "Subsidiary" means the wholly-owned subsidiary of the Corporation known as Radiant Aviation Services, Inc., a corporation incorporated under the laws of the State of New York;

      "Time of Closing" has the meaning specified in Section 4.01; and

      "U.S. Securities Act" means the United States Securities Act of 1933, as amended.

1.02 Gender and Number

      Any reference in this Agreement to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

1.03 Headings, etc.

      The division of this Agreement into Articles, Sections, Subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

1.04 Currency

      All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in currency of the United States of America.

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                                      -4-


1.05 Severability

      Any Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed from this Agreement and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions of this Agreement.

1.06 Entire Agreement

      This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are no representations, warranties, conditions or other agreements, express or implied, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.

1.07 Amendments

      This Agreement may only be amended, modified or supplemented by a written agreement signed by the parties.

1.08 Waiver

      No waiver of any provision of this Agreement shall be effective unless expressly provided for in a written document duly executed by the party to be bound thereby, and no such waiver shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be deemed a continuing waiver unless expressly provided for therein.

1.09 Governing Law

      This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

1.10 Inclusion

      Where the word "including" is used in this Agreement, it shall mean "including without limitation".

1.11 Incorporation of Schedules

      The following are the schedules attached to and incorporated in this
Agreement:

            Schedule A  -     Rights to Purchase Common Shares
            Schedule B  -     Option Certificate
            Schedule C  -     Disclosure of Intellectual Property Claims
            Schedule D  -     List of Documents provided to the Purchaser
            Schedule E  -     Shareholder List


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                                      -5-


                                   ARTICLE 2
                              SUBSCRIPTION AND SALE

2.01 Subscription

      The Purchaser hereby subscribes for and agrees to purchase from the Corporation, at the Time of Closing on the Closing Date, 2,292,260 common shares in the capital of the Corporation (the "Common Shares") and 653,145 options to purchase common shares in the capital of the Corporation (the "Options").

2.02 Acceptance of Subscription

      The Corporation hereby accepts the subscription of the Purchaser contained in Section 2.01 and allots the Common Shares and grants the Options to the Purchaser subject to issue upon payment in full of the Purchase Price.

2.03 Purchase Price

      The aggregate price (the "Purchase Price") payable by the Purchaser to the Corporation for the Common Shares and Options shall be TWO MILLION THREE HUNDRED THIRTY THOUSAND TWO HUNDRED FORTY TWO DOLLARS AND NINETY SIX CENTS ($2,330,242.96).

2.04 Payment of Purchase Price

      The Purchase Price shall be paid and satisfied by certified cheque, bank draft or wire transfer in same day funds to or to the order of the Corporation at the Time of Closing.

2.05 Option Terms

      The Options shall be evidenced by a certificate (the "Option Certificate") substantially in the form of Schedule B and shall have attached thereto such terms and conditions as are imprinted thereon.

                                   ARTICLE 3
                  Acknowledgements, Representations, Warranties

3.01 Acknowledgements of the Purchaser

      The Purchaser hereby acknowledges that:

            (a) the Securities are subject to resale restrictions under the Securities Laws and the Purchaser will comply with all the Securities Laws concerning any resale of the Securities and will consult with its legal advisors or counsel to the Corporation with respect to complying with all restrictions applying to such resale;

            (b) the offering of Securities under this Agreement will not be registered under the U.S. Securities Act or any state securities law on the grounds that the offering and sale of the Securities contemplated by this Agreement are privately made and are exempt from registration pursuant to Section 4(2) of the U.S. Securities Act and/or similar applicable exemptions, and that the Corporation's reliance on

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                                      -6-


                  those exemptions is predicated in part on the Purchaser's representations as set forth in this Agreement;

            (c) the Purchaser has had access to such information concerning the Corporation as it has considered necessary in connection with its decision to acquire the Securities;

            (d) no prospectus or offering memorandum within the meaning of the Securities Laws has been delivered to the Purchaser in connection with the transaction contemplated by this Agreement;

            (e) in purchasing the Securities the Purchaser has relied upon the representations and warranties contained in this Agreement and information and answers provided by authorized officers, agents and employees of the Corporation during the course of the performance of the Purchaser's due diligence;

            (f) it is solely responsible for obtaining such legal advice as it considers appropriate in connection with the execution, delivery and performance by it of this Agreement and the transactions contemplated hereunder;

            (g) in entering into this Agreement, the Corporation is relying upon the acknowledgements, representations and warranties of the Purchaser set out herein in connection with determining the eligibility of the Purchaser to purchase the Securities under the Securities Laws and the U.S. Securities Act and the Purchaser hereby agrees to notify the Corporation immediately of any change in any representation, warranty or other information relating to the Purchaser in this Agreement which takes place prior to Closing;

            (h) the Securities are subject to the terms, conditions and provisions of this Agreement and the articles of the Corporation;

            (i)   no person has made any written or oral representations to the
                  Purchaser:

                  (i) that any person will resell or repurchase the Securities;

                  (ii) that any person will refund the Purchase Price of the Securities;

                  (iii) as to the future price or value of the Securities; or

                  (iv) that the Securities will be listed and posted for trading on any stock exchange or that application has been made therefor other than as provided in Section 5.02; and

            (j) the Corporation will imprint a restrictive legend in substantially the following form on the certificates evidencing the Securities and stop transfer orders or other appropriate instructions to the same effect will be maintained against the transfer of the Common Shares on the transfer records of the Corporation or its transfer agent:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE

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                                      -7-


                  SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE UNITED STATES IN THE ABSENCE OF SUCH REGISTRATION STATEMENT OR AN EXEMPTION FROM REGISTRATION."

3.02 Representations, Warranties of the Purchaser

      The Purchaser hereby represents and warrants to the Corporation, and acknowledges that the Corporation is relying upon such representations and warranties in issuing and selling the Securities to the Purchaser, that:

            (a) the Purchaser is a corporation incorporated and existing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into and perform its obligations under this Agreement;

            (b) this Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought;

            (c) the Purchaser is not a citizen or resident of Canada, or a corporation, partnership or other entity created in or organized under the laws of Canada or any province or territory thereof (collectively a "Canadian person") and is not purchasing the Securities for the account of any Canadian person;

            (d) the Purchaser is acquiring the Securities for the Purchaser's own account as principal, for investment and not for the benefit of any other person or with a view to resale or distribution of all or any part of the Securities except in accordance with and as provided for in this Agreement;

            (e)   immediately prior to the purchase contemplated by this
                  Agreement:

                  (i) the Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the risks and merits of investment in the Securities; and

                  (ii) the Purchaser is able to bear the economic risk of the investment and is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time;

            (f) the Purchaser has been informed by the Corporation as to the business activities of the Corporation and has been given the opportunity to review all documents the existence and contents of which were disclosed to the Purchaser and based on such disclosure the Purchaser believes it has reviewed all documents it believes are material to an investment in the Securities;

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                                      -8-


            (g) the Purchaser has had an opportunity to ask questions of, and receive answers from, appropriate representatives of the Corporation, including its officers and directors, concerning the Corporation and its business, and the terms and conditions of the offering of the Securities, and to obtain such additional information necessary to satisfy the Purchaser as to the adequacy of the information obtained by the Purchaser;

            (h) the Purchaser is an "accredited investor" as that term is defined and construed pursuant to Rule 501 under the U.S. Securities Act because the Purchaser is a corporation, not formed for the purpose of acquiring the Securities offered with total assets in excess of $5,000,000;

            (i) the Purchaser fully understands and agrees that the Securities have not been registered under the U.S. Securities Act, and, therefore they cannot be sold, pledged, assigned or otherwise disposed of in the United States of America unless they are subsequently registered under the U.S. Securities Act or an exemption from such registration is available;

            (j) the Purchaser understands that no U.S. federal or state agency has passed upon the offering of the Securities or made any finding or determination as to the fairness of the offering of the Securities;

            (k) the Purchaser will execute and deliver within the applicable time periods all documentation as may be required by the Securities Laws to permit the purchase of the Securities on the terms set forth in this Agreement; and

            (l) if required by the Securities Laws, the Purchaser will execute, deliver, file and otherwise assist the Corporation, in filing such reports, undertakings and other documents with respect to the issuance of the Securities as may be required.

3.03 Representations, Warranties of the Corporation

      The Corporation represents and warrants to the Purchaser, and acknowledges that the Purchaser is relying upon such representations and warranties in purchasing the Common Shares, that:

            (a) the Corporation has been duly amalgamated and is validly existing, current in all its filings and in good standing under the Canada Business Corporations Act, has all requisite power and authority and is duly qualified to carry on its business as now conducted and to own its properties and assets and has all requisite power and authority to carry out its obligations under this Agreement;

            (b)   the Corporation has no subsidiaries other than the Subsidiary;

            (c) all consents, approvals, permits, authorizations or filings as may be required under the Securities Laws necessary for the execution and delivery of this Agreement have been made or obtained, as applicable;

            (d) this Agreement has been duly authorized, executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;

            (e) the execution and delivery of this Agreement, the performance by the Corporation of its obligations hereunder, the issuance and sale of the Common Shares, the granting of the Options and the issuance of the Common Shares upon the exercise thereof, and the consummation of the transactions contemplated in this Agreement, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (i) any statute, rule or regulation applicable to the Corporation including the Securities Laws; (ii) the constating documents, articles, by-laws or resolutions of the directors or shareholders of the Corporation which are in effect at the date hereof; (iii) any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which the Corporation is a party or by which it or the property or assets of the Corporation are bound; or (iv) any judgment, decree or order binding the Corporation or the property or assets of the Corporation;

            (f) except for the Securities and as disclosed on Schedule A to this Agreement, no common shares or other securities of the Corporation are issuable, and no other rights, warrants or options to acquire, or instruments are convertible into or exchangeable for, any common shares in the capital of the Corporation;

            (g) all necessary corporate action has been taken by the Corporation to create, allot and authorize the issuance of the Securities and, upon receipt by the Corporation of the Purchase Price in respect of the Common Shares, the Common Shares will be validly issued as fully paid and non-assessable securities in the capital of the Corporation;

            (h) the authorized capital of the Corporation consists of an unlimited number of common shares, of which exactly 9,169,041 are issued and outstanding as fully paid and non-assessable;

            (i) no legal or governmental proceedings are pending to which the Corporation or the Subsidiary is a party or to which their property is subject that would result individually or in the aggregate in any material adverse change in the operation, business or condition of the Corporation or the Subsidiary and, to the knowledge of the Corporation, no such proceedings have been threatened against or are contemplated with respect to the Corporation or the Subsidiary or with respect to their properties;

            (j) each of the Corporation and the Subsidiary has conducted and is conducting its business in material compliance with all applicable laws and regulations of each jurisdiction in which it carries on business (including all applicable Canadian and United States federal, provincial, state, municipal and local environmental, anti-pollution and licensing laws, regulations and other lawful requirements of any governmental or regulatory body) and has not received a notice of non-compliance with any such laws or regulations which would have a material adverse effect on the Corporation;

            (k) each of the Corporation and the Subsidiary has all licenses, permits, authorizations and other approvals (collectively, "Licenses"), except where the failure to do so would not have a material adverse effect on the Corporation; each such License is valid and subsisting and in good standing and none of the same contains any burdensome term, provision, condition or limitation which has or may have a material adverse effect on the operation, or condition of either the Corporation or the Subsidiary;

            (l) each of the Corporation and the Subsidiary has good and marketable title to all of its Necessary Intellectual Property; in regard to the Necessary Intellectual Property of the Corporation or the Subsidiary, any patents, trademarks and copyrights are valid, subsisting and enforceable and all patents, registered trademarks and registered copyrights are duly recorded in the name of and can be recorded in the name of the Corporation or the Subsidiary as the case may be; except for the Permitted Encumbrances, each of the Corporation and the Subsidiary has and after the Closing will have the sole and exclusive ownership and right, free from any licenses, liens, mortgages, security interests, charges or encumbrances of any kind whatsoever to use and exploit its Necessary Intellectual Property and the consummation of the transactions contemplated hereby will not alter or impair any such rights; except as disclosed in Part III of Schedule C, no claims have been asserted by any person with respect to, or challenging or questioning the ownership, validity, enforceability or use of the Necessary Intellectual Property of either the Subsidiary or the Corporation and there is no valid basis for any such claim; the use or other exploitation of the Necessary Intellectual Property by the Corporation or the Subsidiary, as the case may be, does not infringe the rights of any other person; and to the knowledge of the Corporation and the Subsidiary no entity or person is infringing the Necessary Intellectual Property of either one;

            (m) excluding the Permitted Encumbrances, each of the Corporation and the Subsidiary is the holder of and in good standing under all of its Licenses and is the exclusive owner of the Intellectual Property free and clear of any encumbrance which would have a material adverse effect on the Corporation or the Subsidiary, and the Corporation has no knowledge of any claim of adverse ownership in respect thereof;

            (n) except for the late filing by the Subsidiary of the 1998 New York State and United States federal income tax returns (the "Late Filing"), each of the Corporation and the Subsidiary has timely filed all necessary federal, provincial, state, local and foreign tax returns and notices and has paid or made provision for all applicable taxes of whatever nature to the extent such taxes have become due or have been alleged to be due and the Corporation is not aware of any material tax deficiencies or material interest or penalties accrued or accruing, or alleged to be accrued or accruing thereon which have not otherwise been provided for by the Corporation, and the Late Filing will not constitute or result in any such material deficiency or material accrual of interest or penalty;

            (o) the Corporation has not made any loans to or guaranteed the obligations of, any person;

            (p) other than R.H. Caruso and Co., Inc., there is no person acting or purporting to act at the request or on behalf of the Corporation that is entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement;

            (q) the authorized capital of the Subsidiary consists of 200 shares of common stock of which exactly 100 shares are issued and outstanding; the Corporation is the registered and beneficial owner of all 100 shares of the Subsidiary (the "Subsidiary Shares"), with a good and marketable title thereto and, except for Permitted Encumbrances, such title is free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever;

            (r) the corporate records and minute books of the Corporation contain complete and accurate minutes of all meetings of the directors and shareholders of the Corporation held since the amalgamation of the Corporation, all such meetings were duly called and held and the shareholder list provided to the Purchaser and attached as Schedule E is complete and accurate as of the date specified therein;

            (s) each of the Corporation and the Subsidiary has its property insured against loss or damage by all insurable hazards or risks typically insured by corporations in the same industry, including product liability, general warranty, public liability and other insurance, the Corporation is not in default with respect to any of the provisions contained in any such insurance policies and has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion;

            (t) the Patent is valid and subsisting, issued and registered in the name of the Subsidiary, the Subsidiary is the sole named applicant on all of the Patent Applications, and the Subsidiary has and after Closing will have, the sole and exclusive ownership right to the Patent and Patent Applications, free and clear from any licenses, liens, mortgages, security interests, charges or encumbrances and, other than the Permitted Encumbrances, the Subsidiary has not granted, licensed, sold or otherwise transferred any interest in the Patent to any third party; other than the Permitted Encumbrances, neither the Subsidiary nor the Corporation, knows of any reason why claims included in the Patent would be declared to be invalid and neither knows of any reason why claims included in any Patent Applications should not be granted; except as disclosed in Schedule C, there have not been any claims asserted by any person with respect to, or challenging or questioning the ownership, validity or enforceability of the Patent or any of the Patent Applications;

            (u) excluding the forward looking statements contained therein, each of the documents furnished by the Corporation to the Purchaser in connection with the transaction contemplated herein and listed in Schedule D was accurate, true and correct as of the date thereof and no such document omits to state any material fact necessary to make such document not misleading as of the date thereof; and

            (v) none of the foregoing representations and statements of fact contain any untrue statement of material fact or omit to state any material fact necessary to make any such statement or representation not misleading to a prospective investor in the

                  Securities seeking full information as to the business and assets of the Corporation and the Subsidiary, and neither the Corporation nor the Subsidiary has information or knowledge of any facts relating to the business or the assets which, if known to the Purchaser, might reasonably be expected to affect the investment decision of the Purchaser or deter the Purchaser from completing the transaction herein contemplated.

                                    ARTICLE 4
                                    CLOSING

4.01 Closing

      Delivery of and payment for the Securities shall be completed and take place at the offices of Wildeboer Rand Thomson Apps & Dellelce, Toronto, Ontario, on the Closing Date at the hour of 3:00 o'clock in the afternoon (Toronto time) (the "Time of Closing"), or at such other place, on such other date, and at such other time as may be agreed upon in writing between the Purchaser and the Corporation.

4.02 Closing Conditions

      (1) The Purchaser's obligation to purchase the Securities from the Corporation at the Time of Closing shall be conditional upon the fulfillment at or before the Time of Closing of the following conditions:

            (a) since December 31, 1998, there shall have been no material adverse change (actual, anticipated, contemplated or threatened, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Corporation except as has been publicly disclosed on a non-confidential basis prior to June 4, 1999;

            (b) no order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of the Corporation shall have been issued by any regulatory authority and continuing in effect and no proceedings for that purpose shall have been instituted or be pending or, to the knowledge of the Corporation be contemplated or threatened by any regulatory authority;

            (c) the Corporation shall have duly complied with all the terms, covenants and conditions of this Agreement on its part to be complied with up to the Time of Closing;

            (d) the representations and warranties of the Corporation contained in this Agreement shall be true and correct as of the Time of Closing with the same force and effect as if made at and as of the Time of Closing after giving effect to the transactions contemplated by this Agreement;

            (e) the Purchaser shall have received a certificate, dated as of the Closing Date, signed by two senior officers of the Corporation as the Purchaser may agree, certifying for and on behalf of the Corporation as to the satisfaction of each of the conditions contemplated in sections (a) to (d) hereof;

            (f) the Purchaser shall have received at the Time of Closing certificates dated the Closing Date, signed by appropriate officers of the Corporation addressed to the Purchaser and its counsel, with respect to the articles and by-laws of the Corporation, all resolutions of the Corporation's board of directors relating to this Agreement and the transactions contemplated hereby, the incumbency and specimen signatures of signing officers, and such other matters as the Purchaser may reasonably request;

            (g) the Purchaser shall have received a certificate of compliance with respect to the Corporation issued by the appropriate government officials of the jurisdiction of its amalgamation;

            (h) the investment committee of the Purchaser shall have approved the purchase of the Securities on the terms and conditions set forth in this Agreement;

            (i) the Purchaser shall have determined in its sole discretion (acting reasonably) that the sale and delivery of the Securities is exempt from the prospectus and registration requirements of the Securities Laws and the U.S. Securities Act;

            (j) the Purchaser shall have received a legal opinion from legal counsel for the Corporation in form and substance satisfactory to the Purchaser's legal counsel, acting reasonably;

            (k) the Corporation shall have in place, and the Purchaser shall have received evidence of, such insurance as is deemed necessary for the Corporation by the Purchaser in its sole discretion;

            (l) the consent of Brant Securities Limited to the transaction contemplated herein shall have been obtained; and

            (m) the Purchaser shall have received a share certificate evidencing the Common Shares and an Options Certificate evidencing the Options.

      (2) The Corporation's obligation to issue and sell the Securities to the Purchaser at the Time of Closing shall be conditional upon the fulfilment at or before the Time of Closing of the following conditions:

            (a) the Corporation shall have received a certified cheque; bank draft or wire transfer in same day funds on the Closing Date representing the Purchase Price payable by the Purchaser for the Securities;

            (b) the Corporation shall have received all documentation required by the Securities Laws duly completed and signed by the Purchaser;

            (c) the Corporation shall have obtained all consents, approvals, and authorizations necessary or reasonably required to effectively carry out the intention of this Agreement;

            (d) the Corporation shall have determined in its sole discretion (acting reasonably) that the issuance, sale and delivery of the Securities is exempt from the prospectus and registration requirements of the Securities Laws and the U.S. Securities Act; and

            (e) the consent of Brant Securities Limited to the transaction contemplated herein shall have been obtained.

                                   ARTICLE 5
                             POST-CLOSING COVENANTS

5.01 Nominees to Board of Directors

      (1) For so long as the Purchaser is the holder of not less than 10% of the issued and outstanding common shares in the capital of the Corporation, the Purchaser shall be entitled, from time to time, by notice to the Corporation, to designate a Proportionate Number (as hereinafter defined) of duly qualified nominees for election or appointment to the board of directors of the Corporation. For the purpose of this section, "Proportionate Number" is computed by rounding up the result of multiplying the total number of common shares that the Purchaser holds at the time of such election or appointment by the number of directors that will constitute the board of directors after such election or appointment and dividing by the total number of common shares then issued and outstanding. For so long as the Proportionate Number of nominees of the Purchaser does not constitute a majority on the board of directors, the Purchaser shall not be required to designate nominees that are resident Canadians within the meaning of section 105(3) of the Canada Business Corporations Act.

      (2) Without in any way restricting the rights of all shareholders of the Corporation with respect to the election of directors, the Corporation shall act diligently and promptly to take such actions as are necessary in order that, at any time, the board of directors of the Corporation includes the then latest nominees designated by the Purchaser in accordance with this Section 5.01 for election or appointment to the board of directors of the Corporation, except for any such nominee as is not ready, willing or able to serve as a director of the Corporation.

      (3) Subject to applicable laws governing the Corporation and provided the Purchaser is then entitled to designate a nominee to the board of directors of the Corporation under Subsection 5.01(1), the Purchaser shall be entitled to designate a replacement for any vacancy on the board of directors of the Corporation arising as a result of a nominee of the Purchaser ceasing to be a director of the Corporation.

5.02 U.S. Registration

      The Corporation agrees to use its commercially reasonable best efforts to cause its common shares to be registered under the Securities Exchange Act of 1934, as amended, and to have its common shares (including the Common Shares and the common shares issuable upon the exercise of the Options) listed for trading on a U.S. national securities exchange or on the NASD automated quotation system in the United States within three years after the Closing Date; provided, however, that the Corporation shall not be under any obligation to effect such registration and listing if the board of directors of the Corporation makes a good faith determination that it is not in the best interests of the Corporation to do so for any reason including, if such registration or listing would have an adverse effect on or require disclosure of any proposal or plan by the Corporation to engage in any acquisition of securities or assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or similar transaction.

5.03 Pre-emptive Rights and Anti-dilution

      (1) The Corporation agrees that it will not issue, without the prior written consent of the Purchaser, any Restricted Equity Securities to any person during the 24 month period commencing on the Closing Date in reliance on an exemption from the registration and prospectus requirements of the Securities Laws without first having offered such Restricted Equity Securities to the Purchaser in such number as to permit the Purchaser to maintain its proportionate interest in the then issued and outstanding common shares of the Corporation, on no less favourable terms and conditions than those offered to such person, and on such further terms and conditions as will allow the Purchaser to purchase such Restricted Equity Securities pursuant to an available exemption from both the registration and prospectus requirements of the then applicable Canadian securities laws and the registration requirements of the then applicable securities laws of the United States.

      (2) The Corporation agrees that during the 24 month period commencing on the Closing Date it will not, without the prior written consent of the Purchaser, in any 12 month period, reserve common shares for issuance pursuant to the exercise of any Incentive Options in excess of 5% of the number of common shares that were issued and outstanding at the beginning of such 12 month period or the Closing Date, whichever is later.

5.04 Sale or Lease of a Product

      (1) If the Corporation or the Subsidiary determines to seek leasing arrangements or financing for ("Funding") the design, development, manufacturing, construction, sale, leasing or licensing of any Product (a "Transaction"), it shall request such Funding from the Purchaser by notice in writing indicating the minimum principal amount required ("Minimum Amount"). Upon receipt of such a request for Funding, the Purchaser shall have 20 Business Days in which to elect whether or not to fund the Transaction, during which period the Corporation shall provide the Purchaser with access to all information reasonably required by the Purchaser to make such election. In the event that the Purchaser elects to fund the Transaction, it shall send a notice detailing the terms and conditions on which it is willing to fund (the "Funding Proposal"). In the event that the Purchaser elects not to fund, or 20 Business Days have elapsed from the date of the request for Funding, the Corporation shall be entitled to seek and obtain Funding for the Transaction in a principal amount no less than the Minimum Amount.

      (2) Notwithstanding section (1), the Corporation shall not be bound by the terms and conditions of a Funding Proposal if:

      (a)   the terms and conditions are commercially unreasonable; or

      (b) the Corporation determines that it no longer requires or desires Funding in respect of a Transaction.

      (3)   The Corporation agrees that until the Expiry Date:

      (a) it will not, and it will ensure that the Subsidiary does not, without the prior written consent of the Purchaser, sell any Products to any person that is related to or does not deal at arm's length with the Corporation;

      (b) it will not voluntarily dispose of any shares of the Subsidiary and the Subsidiary will remain wholly-owned; and

      (c) it will not and it will ensure that the Subsidiary does not, without the prior written consent of the Purchaser, voluntarily sell, assign, transfer, lease, license or dispose in any way of, or of a portion of, the Patent, the rights to the Patent Applications, or any Intellectual Property related thereto.

5.05 No Default

      The Corporation agrees to use its commercially reasonable best efforts to ensure that neither it nor the Subsidiary defaults under the R-G Settlement Agreement (as defined in Schedule D hereto) or any obligation, agreement or indenture the performance of the terms of which is secured by any of the Permitted Encumbrances.

5.06 Restrictions on Private Placements

      During the period commencing on the Closing Date and ending January 1, 2000, the Corporation shall not issue any common shares of the Corporation or securities convertible into common shares of the Corporation, other than pursuant to the exercise of the convertible securities outlined in Schedule A, unless prior to such issuance, the approval of the granting of the Options has been obtained from a majority of the shareholders of the Corporation, excluding the Purchaser.

                                   ARTICLE 6
                                 MISCELLANEOUS

6.01 Notices

      (1) Any notice, direction or other instrument required or permitted to be given under this Agreement shall be in writing and given by delivering or sending it by telecopy or a reputable overnight courier addressed:

            (a)   if to the Purchaser, at:

                  Boeing Capital Services Corporation
                  4060 Lakewood Boulevard
                  6th Floor
                  Long Beach, CA  90808-1700

                  Attention:  Vice President - Taxes & Associate General Counsel
                  Telecopier: (562) 627-6514

            with a copy to:

                  Macleod Dixon
                  3700 Canterra Tower
                  400 - 3rd Avenue S.W.
                  Calgary, Alberta
                  T2P 4H2

                  Attention:  Jennifer K. Kennedy or Asi Kirmayer
                  Telecopier: (403) 264-5973

            (b)   if to the Corporation or the Subsidiary, at:

                  Radiant Energy Corporation
                  40 Centre Drive
                  Orchard Park, NY  14127

                  Attention:  Chief Operating Officer
                  Telecopier: (716) 662-0033

            with a copy to:

                  Wildeboer Rand Thomson Apps & Dellelce
                  1 First Canadian Place
                  Suite 810
                  Toronto, Ontario
                  M5X 1A9

                  Attention:  Cliff Rand
                  Telecopier: (416) 361-1790

      (2) Any notice, direction or other instrument given to a person in accordance with Subsection 6.01(1) shall be deemed to have been given, sent and delivered to, and received by, such person on the first Business Day after transmission.

      (3) Any party may from time to time, by notice given in accordance with Subsection 6.01(1) to the other party, change any one or more of the address, addressee, telephone number or telecopier number.

6.02 Time of the Essence

      Time shall be of the essence of this Agreement.

6.03 Expenses

      All costs and expenses (including the fees and disbursements of legal counsel, investment advisers and auditors) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.04 Execution in Counterparts

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

6.05 Execution by Facsimile

      This Agreement may be executed by any party by facsimile and if so executed shall be legal, valid and binding on the party executing in such manner.
                                [INTENTIONALLY LEFT BLANK]

6.06 Non-Merger

      The covenants, representations and warranties of the Purchaser and the Corporation contained in this Agreement shall not merge on and shall survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of the Purchaser or the Corporation, shall continue in full force and effect.

6.07 Assignment

      The terms and provisions of this Agreement shall be binding upon and enure to the benefit of the Purchaser and the Corporation and their respective successors and assigns; provided that this Agreement shall not be assignable by any party without prior written consent of the other party. The benefit and obligations of this Agreement, insofar as they apply to the Purchaser, shall pass with any assignment or transfer of the Securities.

      IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first above written.

                               BOEING CAPITAL SERVICES CORPORATION

                               Per: "Thomas J. Motherway"
                                    ----------------------
                                    Name:  Thomas J. Motherway
                                    Title: President

                               Per:  "Daniel O. Anderson
                                    ----------------------
                                    Name:  Daniel O. Anderson
                                    Title: Vice President - Commercial Finance


                               RADIANT ENERGY CORPORATION

                               Per: "Timothy P. Seel"
                                    ----------------------
                                    Name:  Timothy P. Seel
                                    Title: Vice-President, Engineering

                               Per: "Robert D. Maier"
                                    ----------------------
                                    Name:  Robert D. Maier
                                    Title: Vice-President, Sales and Service

                                   Schedule A

                        RIGHTS TO PURCHASE COMMON SHARES
Options:

         Number of                Exercise Price
Common Shares Under Option       Per Common Share             Expiry Date
--------------------------       ----------------             -----------
          114,500                      $1.40               June 16, 2000(1)
          165,000                      $2.50               February 28, 2001
          252,469                      $1.35               November 15, 2001
          103,875                      $2.00               December 22, 2002
           90,114                      $1.30                August 25, 2003
           50,000                      $2.50                August 25, 2003
           25,000                      $1.80               October 29, 2003
           45,625                $1.30-$1.35               December 14, 2003
          150,000                $1.30-$1.80               December 18, 2003
           39,700                      $1.30               January 21, 2004
           68,100                      $1.45                 March 3, 2004
            6,000                      $1.15                 April 7, 2004
           75,000                      $1.35                 June 16, 2004

      Notes:

      (1) Expires as to 25% of options on each of September 16, 1999, December 16, 1999, March 16, 2000 and June 16, 2000.

6% Redeemable Convertible Secured Debenture Issued May 23, 1997:

      On May 23, 1997, the Corporation issued $1,134,000 principal amount of redeemable convertible secured debentures (the "6% Debentures"). The 6% Debentures mature on May 22, 2002 and bear interest at an annual rate of 6%, payable annually. The 6% Debentures are redeemable by the Corporation upon 30 days prior written notice following any period of 20 consecutive trading days, ending not more than five trading days prior to the date on which notice of redemption is given, during which the weighted average market price of the Corporation's common shares equals or exceeds $3.50 (subject to adjustment in certain events). The 6% Debentures are convertible at the holder's option into common shares at any time prior to maturity or, if called for redemption, on or before the last business day preceding the date specified for redemption, at a conversion price of $1.25 per common share (subject to adjustment in certain events), being a rate of 80 common shares for each $100 principal amount of 6% Debentures. As at the date of this Agreement, approximately $132,000 principal amount of the 6% Debentures remain outstanding and 105,840 common shares are reserved for issuance upon conversion of such outstanding 6% Debentures.

7% Redeemable Convertible Secured Subordinated Debentures Issued May 28, 1999:

      On May 28, 1999, the Corporation issued $1,889,200 principal amount of redeemable convertible secured subordinated debentures (the "7% Debentures"). The 7% Debentures mature on May 28, 2004 and bear interest at an annual rate of 7%, payable semi-annually on November 30 and May 31 of each year, commencing November 30, 1999. After May 31, 2000, the 7% Debentures are redeemable by the Corporation upon 30 days prior written notice following any period of 20 consecutive trading days, ending not more than five trading days prior to the date on which notice of redemption is given, during which the weighted average market price of the Corporation's common shares equals or exceeds $2.50 (subject to adjustment in certain events). The 7% Debentures are convertible at the holder's option into common shares at any time prior to maturity or, if called for redemption, on or before the last business day preceding the date specified for redemption, at a conversion price of $1.15 per common share if converted prior to May 31, 2000 and $1.45 per common share if converted thereafter (subject, on both cases, to adjustment in certain events), being a rate of approximately 86.96 common shares or 68.97 common shares, respectively, for each $100 principal amount of 7% Debentures. As at the date of this Agreement, approximately $1,519,500 principal amount of the 7% Debentures remain outstanding and 1,321,358 common shares are reserved for issuance upon conversion of such outstanding 7% Debentures.

                                   Schedule B

                               OPTION CERTIFICATE

                                   Schedule C

                   DISCLOSURE OF INTELLECTUAL PROPERTY CLAIMS

      In April 1998, the Corporation along with two of its directors and shareholders, John Chew and Timothy P. Seel, and Roberts-Gordon, Inc. ("R-G") settled lawsuits relating to the ownership of the Patent, the alleged use of R-G "confidential information" and alleged tortious interference with contractual relations. As a result of the settlement, the Subsidiary's ownership of the Patent was confirmed and R-G agreed, for a period of five years from the date of the settlement, not to compete with the Corporation in the business of selling systems to de-ice aircraft before take-off as a manufacturer, supplier, manufacturer's representative or any other capacity throughout the world. In return, the Corporation agreed not to compete in the infrared heating industry as a manufacturer, supplier or manufacturer's representative throughout the world for a period of five years.

                                   Schedule D

                   LIST OF DOCUMENTS PROVIDED TO THE PURCHASER

                                 Radiant Energy

List of documents submitted by Radiant Energy for the Due Diligence Process.

1.    Five Year P/L, B/S and C/F Projections with assumptions.
2.    1998 Annual Report
3. Copy of draft contract with Continental Airlines for the Newark Infratek 2000 system.
4. Copy of draft contract with Lufthansa Engineering and Operational Services Gmbh.
5.    Summary (3 pages) - Economics of De-Icing Using the Infratek System.
6.    Confidential Private Placement Memorandum.
7.    Radiant Energy Corporation - Offer of Rights to subscribe for Debentures.
8.    Copy of 5/6/99 Presentation to Boeing Capital (in Scottsdale).
9.    Summary Gross Margin made on the various Infratek Models.
10.   Summary of Continental's savings at Newark on the Infratek 2000.
11.   Suggested pricing schedule for various aircraft types using Infratek
      System.
12. Summary list of Infratek advantages (provided by Robert Maier during credit interview).
13.   Marketing brochure on Radiant Energy Corporation.
14. Settlement Agreement dated April 20, 1998 among Roberts-Gordon Inc., Charles John Chew, Timothy Seel, Radiant Aviation Services, Inc. (formerly known as Process Technologies, Inc.) and the Corporation (the "R-G Settlement Agreement")

                                   Schedule E

                                SHAREHOLDER LIST